EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-257484) of Bone Biologics Corporation of our report dated March 15, 2022 related to the financial statements of Bone Biologics Corporation for the years ended December 31, 2021 and 2020 included in this Annual Report on Form 10-K for the year ended December 31, 2021.

Weinberg and Company, P.A.

Los Angeles, California

March 15, 2022